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Exhibit 5.1

November 29, 2004

The Toronto-Dominion Bank
P.O. Box 1, TD Centre
Toronto, Ontario
M5K 1A2

Dear Sirs:

I have acted as Canadian counsel to The Toronto-Dominion Bank, a Canadian chartered bank (the "Bank"), in connection with the registration with the Securities and Exchange Commission of 4 million of the Bank's Common Shares (the "Shares") for issuance to employees resident in the United States pursuant to the exercise of awards granted under the Bank's 2000 Stock Incentive Plan and 1993 Stock Option Plan (collectively, the "Plans").

As such, I have examined such questions of law and documents as I have deemed necessary or advisable in order to enable me to express the opinion hereinafter set forth including, without limitation, the Bank's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Prospectus related thereto.

Based on the foregoing, I am of the opinion when the Shares are issued in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.

I am a solicitor qualified to carry on the practice of law in the Province of Ontario and I express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

I hereby consent to the filing of this opinion as an exhibit to the Bank's Registration Statement and to the use of my name in that Registration Statement.

Yours truly,

/s/ Christopher A. Montague

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  Exhibit 5.1